Prospectus Supplement	Filed pursuant to Rule 424(b)(5)
(To Prospectus dated October 9, 2009)	Registration No. 333-161100

3,125,000 Shares of Common Stock

We are offering 3,125,000 shares of common stock.

Our common stock is listed on The NASDAQ Capital Market under the symbol “ENMD”.  The last reported sale price of our common stock on The NASDAQ Capital Market on January 8, 2010 was $1.08 per share.

We have retained Wharton Capital Markets LLC as our exclusive placement agent to use its best efforts to solicit offers to purchase our securities in this offering.  See “Plan of Distribution” beginning on page S-17 of this prospectus supplement for more information regarding these arrangements.

Investing in our common stock involves a high degree of risk.  See “Risk Factors” beginning on page S-4 of this prospectus supplement.

	Per Share	Total
Public offering price Placement agents’ fees Proceeds, before expenses, to EntreMed, Inc.	$0.80 $0.05 $0.75	$2,500,000 $150,000 $2,350,000

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

WHARTON CAPITAL MARKETS LLC

January 11, 2010

Accompanying Prospectus

About This Prospectus.	2
Special Note Regarding Forward-Looking Statements	2
About EntreMed, Inc.	3
Risk Factors	3
Use of Proceeds	3
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	3
Plan of Distribution	3
Dilution	6
The Securities We May Offer	6
Description of Common Stock	6
Description of Preferred Stock	7
Description of Warrants	8
Description of Units	8
Certain Provisions of Our Certificate of Incorporation, Our Bylaws and Delaware Law	9
Legal Matters	10
Experts	10
Where You Can Find More Information	10
Incorporation of Certain Documents by Reference	10

About this Prospectus Supplement

            This summary highlights selected information about us, this offering and information appearing elsewhere in this prospectus supplement, in the accompanying prospectus and in the documents we incorporate by reference. This summary is not complete and does not contain all the information you should consider before investing in our securities pursuant to this prospectus supplement and the accompanying prospectus. You should carefully read this entire prospectus supplement and the accompanying prospectus carefully, including the information referred to under the heading “Risk Factors” in this prospectus supplement and the financial statements and other information that we incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision.

            This prospectus supplement supplements the accompanying prospectus filed with our registration statement on Form S-3 (registration file no. 333-161100) as part of a “shelf” registration process. Under the shelf registration process, we may offer to sell debt securities, preferred stock, common stock, warrants and units, from time to time in one or more offerings up to a total dollar amount of $30,000,000.

            This prospectus supplement describes the specific terms of this offering and the accompanying prospectus gives more general information, some of which may not apply to this offering. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement.

Panzem® is a trademark of EntreMed, Inc.  This prospectus supplement, the accompanying prospectus and documents incorporated by reference herein may contain product names, trade names and trademarks of other entities.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement and the accompanying prospectus to “the Company,” “EntreMed,” “we,” “us,” “our,” or similar references mean EntreMed, Inc., a Delaware corporation.

We have not authorized any broker, dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy common stock, nor do this prospectus supplement and the accompanying prospectus constitute an offer to sell or the solicitation of an offer to buy common stock in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even if this prospectus supplement and any accompanying prospectus is delivered or securities is sold on a later date.

About EntreMed, Inc.

            We are a clinical-stage pharmaceutical company developing a new generation of multi-mechanism drugs for the treatment of cancer and inflammatory diseases.   Currently, we are focused on developing our primary program, ENMD-2076, an Aurora A and angiogenic kinase inhibitor for the treatment of cancer. ENMD-2076 has completed Phase 1 studies in advanced cancers and multiple myeloma and expects to commence Phase II studies during the second quarter of 2010.   Our other therapeutic candidates include MKC-1, an oral cell-cycle inhibitor with activity against the mTOR pathway currently in multiple Phase 2 clinical trials for cancer, and ENMD-1198, a novel antimitotic agent currently in Phase 1 studies in advanced cancers.   The U.S. Food and Drug Administration (the FDA) has approved our Investigational New Drug Application (IND) for the use of Panzem® in rheumatoid arthritis (RA) treatment.  All of our candidates are multi-mechanism drugs that target disease cells and the blood vessels that nourish them, which we believe can be developed to be safe and convenient, and provide the potential for improved patient outcomes.

Our principal offices are located at 9640 Medical Center Drive, Rockville, Maryland 20850, and our telephone number is (240) 864-2600. Additional information concerning us can be found in our periodic filings with the Securities and Exchange Commission, or the SEC, which are available on our website at www.entremed.com and on the SEC’s website at www.sec.gov.  The information on our web site is not deemed to be part of this prospectus.

The Offering

Common stock offered by us	3,125,000 shares

Common stock to be outstanding upon completion this offering	91,780,518 shares

Use of proceeds	We intend to use the net proceeds received from the sale of securities for further development of our lead clinical program and other general corporate purposes. See “Use of Proceeds” on page S-15.

Risk factors	See “Risk Factors” for a discussion of factors you should consider carefully before deciding to invest in our common stock and warrants to purchase our common stock.

NASDAQ Capital Market symbol for common stock	ENMD

The information above and elsewhere in this prospectus supplement regarding outstanding shares of our common stock is based on 88,655,518 shares of common stock outstanding as of September 30, 2009 and excludes the following shares of common stock:

•	7,756,245 shares of common stock issuable upon the exercise of stock options outstanding as of September 30, 2009 with a weighted-average exercise price of $5.50 per share;

•	16,750,000 shares of common stock issuable upon conversion of the 3,350,000 shares of outstanding Series A Convertible Preferred Stock, as of September 30, 2009;

•	7,835,524 shares of common stock issuable upon the exercise of warrants outstanding as of September 30, 2009 with a weighted-average exercise price of $2.65 per share; and

•	2,522,553 shares of common stock reserved for future awards under our 2001 Long-Term Incentive Plan, as of September 30, 2009.

Risk Factors

An investment in our securities involves significant risk. You should consider carefully the risks and uncertainties described below together with all other information in our filings with the SEC  that are contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before you decide to invest in our securities. The risk factors set forth below, in addition to all such other information that is contained or incorporated by reference in this prospectus supplement and the accompanying prospectus supersede the risk factors contained in our prior filings with the SEC. Prospective investors should review all of these risk factors before making an investment decision. If any of these risks or uncertainties actually occurs, our business, financial condition or results of operations could be materially adversely affected. Additional risks and uncertainties of which we are unaware or that we currently believe are immaterial could also materially adversely affect our business, financial condition or results of operations. In any case, the trading price of our common stock could decline, and you could lose all or part of your investment. See also “Special Note Regarding Forward-Looking Statements.”

Risks Related to the Company

We Have a History of Losses and Anticipate Future Losses

To date, we have been engaged primarily in research and development activities. Although we receive limited revenues on royalties from sales of Thalomid ® and in the past have received license fees and research and development funding from a former collaborator and limited revenues from certain research grants, we have not derived significant revenues from operations.

Through September 30, 2009, we had an accumulated deficit of approximately $364.4 million.   Losses have continued since September 30, 2009.  We will also be required to conduct substantial research and development and clinical testing activities for our proposed products. We expect that these activities will result in operating losses for the foreseeable future before we commercialize any products, if ever.  In addition, to the extent we rely on others to develop and commercialize our products, our ability to achieve profitability will depend upon the success of these other parties.  To support our research and development of certain product candidates, we may seek and rely on cooperative agreements from governmental and other organizations as a source of support. If a cooperative agreement were to be reduced to any substantial extent, it may impair our ability to continue our research and development efforts.  Even if we do achieve profitability, we may be unable to sustain or increase it.

The Current Capital and Credit Market Conditions May Adversely Affect the Company’s Access to Capital, Cost of Capital, and Ability to Execute its Business Plan as Scheduled

Access to capital markets is critical to our ability to operate. Traditionally, biopharmaceutical companies (such as we) have funded their research and development expenditures through raising capital in the equity markets.  Declines and uncertainties in these markets over the past year have severely restricted raising new capital and have affected these companies’ ability to continue to expand or fund existing research and development efforts. We require significant capital for research and development for our product candidates and clinical trials. In recent years, the general economic and capital market conditions in the United States have deteriorated significantly and have adversely affected our access to capital and increased the cost of capital, and there is no certainty that a recovery in the capital and credit markets, enabling us to raise capital, will occur in 2010.  If these economic conditions continue or become worse, the Company’s future cost of equity or debt capital and access to the capital markets could be adversely affected. In addition, an inability by the Company to access the capital markets on favorable terms because of our low stock price, or upon our delisting from the NASDAQ Stock Market if we fail to satisfy a listing requirement, could affect our ability to execute our business plan as scheduled. Moreover, we rely and intend to rely on third parties, including our clinical research organizations, third party manufacturers, and certain other important vendors and consultants. As a result of the current volatile and unpredictable global economic situation, there may be a disruption or delay in the performance of our third-party contractors and suppliers. If such third parties are unable to adequately satisfy their contractual commitments to us in a timely manner, our business could be adversely affected.

We Rely Exclusively on the Royalty Payments Based upon Thalomid® Sales by a Third Party to Produce our Revenues

We entered into a licensing agreement in 2001 regarding royalty payments for Thalomid®, and in 2004, certain provisions of that agreement were satisfied, which then entitled the Company to share in royalty payments received by Royalty Pharma Finance Trust on annual Thalomid® sales above a certain threshold. Based on the licensing agreement royalty formula, annual royalty sharing commences with Thalomid® annual sales of approximately $225 million. During the year ended December 31, 2008, royalty payments from Thalomid® sales by Celgene Corporation accounted for all of our total revenues.  As Thalomid® is distributed and sold by Celgene and/or its affiliates, we are reliant on a third party for our revenues.  Our royalty payment in the third quarter of 2009 experienced a decline as compared to the same quarter in 2008.   A wide variety of events could cause Thalomid® sales to decline. For example, if a competing drug gains market share or wide acceptance, or if regulatory approvals for certain uses of Thalomid® are withdrawn, such events could adversely affect our royalty revenue.  In the event that Celgene determines to cease selling Thalomid®, or unexpected adverse effects are reported by patients or doctors in connection with the use of Thalomid®, patient and physician confidence in Thalomid® as a treatment could be adversely affected. The inability of one of these third parties to perform these functions, or the failure of any of these parties to perform successfully, could cause our revenues to suffer. Additionally, if a competitor to Celgene successfully introduces a generic pharmaceutical product equivalent to Thalomid® at a relatively lower price and bypasses Celgene’s S.T.E.P.S.® proprietary distribution program, such action could have the effect of reducing the market share and profitability of Thalomid®, thus potentially causing a material adverse effect on our revenues and cash flow. Because we are very dependent on sales of Thalomid®, any reduction in Thalomid® sales for any reason, including, but not limited to, the reasons described, would cause our results of operations to suffer.

Our Common Stock May be Delisted From The NASDAQ Capital Market, Which Could Negatively Impact the Price of Our Common Stock and Our Ability to Access the Capital Markets

On April 4, 2008, we received a letter from The NASDAQ Stock Market LLC (“NASDAQ”) advising that for the previous 30 consecutive business days, the bid price of the Company’s common stock had closed below the minimum $1.00 per share requirement for continued inclusion on The NASDAQ Global Market.  The letter also advised us that failure to comply with this minimum bid price requirement, or any other listing standard applicable to issuers listed on The NASDAQ Global Market, by October 1, 2008, would result in our common stock being ineligible for quotation on The NASDAQ Global Market. Our stock price has not closed above $1.00 for ten consecutive trading days since the date of the receipt of the letter from NASDAQ.

On September 22, 2008, we submitted an application to transfer the trading of our common stock to The NASDAQ Capital Market. On October 1, 2008, we received a letter from The NASDAQ Listing Qualifications Department stating that our application had been approved and that our common stock would commence trading on The NASDAQ Capital Market on October 3, 2008. The NASDAQ Capital Market operates in substantially the same manner as The NASDAQ Global Market. Our trading symbol remains as “ENMD” and the trading of our stock was unaffected by the transfer.

 NASDAQ suspended the enforcement of the minimum bid price rule, because of the current extraordinary market conditions, until July 31, 2009.  Upon reinstatement of the rule on August 3, 2009, under NASDAQ rules, we have until January 15, 2010, to regain compliance with the minimum bid price standard.

There can be no assurance that we will regain compliance with the minimum $1.00 closing bid price for a minimum of 10 consecutive business days.  We will continue to pursue partnering opportunities to raise non-dilutive capital and could defer all or a portion of our product candidate development costs. In the event that our common stock continues to trade with a closing bid price under $1.00, we will consider all alternatives in order to maintain the public trading status of our stock. The delisting of our common stock from a national exchange could significantly affect the ability of investors to trade our securities and could negatively affect the value and liquidity of our common stock. Delisting could also have other negative results, including the potential loss of confidence by employees, the loss of institutional investor interest and fewer business development opportunities. In addition, the delisting of our common stock could materially adversely affect our ability to raise capital on terms acceptable to us or at all.

Additionally, we must continually maintain (1) stockholders’ equity of at least $2.5 million or (2) a minimum of $35 million in market value of our listed securities for ten consecutive trading days to be in compliance with the continued listing standards for The NASDAQ Capital Market.  At September 30, 2009, our consolidated stockholders’ deficit was approximately $304,000 and the market value of our listed securities was $39.9 million.  There can be no assurance that we will be able to meet either of these listing standards in the future.  If we do not meet one of these NASDAQ listing requirements, we will be in a deficiency period and will submit a plan of compliance with NASDAQ.  After the deficiency period, if we are unable to successfully appeal to the NASDAQ Listing Qualification Staff and Hearings Panel for an extension of time to regain compliance, our common stock could be delisted from The NASDAQ Capital Market, and we may seek a market maker to permit our stock to trade on the Over-The-Counter Bulletin Board, an electronic quotation system that displays stock quotes by market makers.  There can be no assurance that our common stock would be timely admitted by a market maker for trading on that market.  This alternative may result in a less liquid market available for existing and potential stockholders to buy and sell shares of our common stock and could further depress the price of our stock.

The Market Price of Our Common Stock May Be Highly Volatile or May Decline Regardless of Our Operating Performance

Our common stock price has fluctuated from year-to-year and quarter-to-quarter and will likely continue to be volatile.  Our common stock has generally traded below $1.00 since March 2008. The valuations of many biotechnology companies without consistent product revenues and earnings are extraordinarily high based on conventional valuation standards, such as price to earnings and price to sales ratios. These trading prices and valuations may not be sustained. In the future, our operating results in a particular period may not meet the expectations of any securities analysts whose attention we may attract, or those of our investors, which may result in a decline in the market price of our common stock. Any negative change in the public’s perception of the prospects of biotechnology companies could depress our stock price regardless of our results of operations. These factors may materially and adversely affect the market price of our common stock.

Our Existing Term Loan Contains Affirmative and Negative Covenants That May Restrict our Business and Financing Activities

We entered into a $20 million loan agreement with General Electric Capital Corporation, as agent for the lenders party thereto, on September 12, 2007.  The loan agreement is secured by a pledge of all of our assets other than intellectual property, including the shares of the outstanding capital stock, or other equity interests, of each of our subsidiaries, and contains a variety of operational covenants, including limitations on our ability to incur liens or additional debt, make dispositions, pay dividends, redeem our stock, make certain investments and engage in certain merger, consolidation or asset sale transactions and transactions with affiliates, among other restrictions. Any future debt financing we enter into may involve similar or more onerous covenants that restrict our operations. Our borrowings under the loan agreement or any future debt financing we do will need to be repaid, which creates additional financial risk for our company, particularly if our business, or prevailing financial market conditions, are not conducive to paying-off or refinancing our outstanding debt obligations. Furthermore, our failure to comply with the covenants in the loan agreement could result in an event of default that, if not cured or waived, could result in the acceleration of all or a substantial portion of our debt, which could have a material adverse effect on our cash position, business, prospects, financial condition and results of operations.

Our Secured Lender and Preferred Stockholder Would Have Priority in Distributions Over our Common Stockholders Following a Liquidation Event Affecting the Company. As a Result, in the Event of a Liquidation Event, our Common Stockholders Would Receive Distributions Only After Priority Distributions Are Paid

In the event of a Liquidation Event (as such term is defined in our Certificate of Designation of Series A Convertible Preferred Stock), our senior lender would be repaid first out of the proceeds received. Celgene, the sole holder of our outstanding Series A Convertible Preferred Stock (“Series A Preferred”), then would be paid an amount equal to the Series A Preferred liquidation preference of $10.00 per share of Series A Preferred, plus all accrued and unpaid dividends on such shares of Series A Preferred totaling approximately $6.8 million as of September 30, 2009.  Additionally, unless waived, the holder of the Series A Preferred would be entitled to receive the Series A liquidation preference plus all accrued and unpaid dividends prior to any distributions to our common stockholders upon the occurrence of certain other liquidation events. As a result, in the event of a Liquidation Event, our common stockholders’ ability to realize value for their shares would be subject to the payment of such priority distributions.

Development of Our Products is at an Early Stage and is Uncertain

Our proposed products and research programs are in the early stage of clinical development and require significant, time-consuming and costly research and development, testing and regulatory clearances. In developing our products, we are subject to risks of failure that are inherent in the development of these products and therapeutic procedures. For example, it is possible that any or all of our proposed products will be ineffective or toxic, or otherwise will fail to receive necessary FDA clearances. There is a risk that the proposed products will be uneconomical to manufacture or market or will not achieve market acceptance. There is also a risk that third parties may hold proprietary rights that preclude us from marketing our proposed products or that others will market a superior or equivalent product. Further, our research and development activities might never result in commercially viable products.

Our product candidates are at the clinical stage of development. Although several of our product candidates have demonstrated some promising results in early clinical (human) trials and preclinical (animal) studies, they may not prove to be effective in humans. For example, testing on animals may occur under different conditions than testing in humans and therefore the results of animal studies may not accurately predict human experience. Likewise, early clinical studies may not be predictive of eventual safety or effectiveness results in larger-scale pivotal clinical trials.

There are many regulatory steps that must be taken before any of these product candidates will be eligible for FDA approval and subsequent sale, including the completion of preclinical and clinical trials. We do not expect that these product candidates will be commercially available for several years, if ever.

Technological Developments By Competitors May Render Our Products Obsolete

If competitors were to develop superior technologies, our technologies could be rendered noncompetitive or obsolete, resulting in a material adverse effect to our business. Developments in the biotechnology and pharmaceutical industries are expected to continue at a rapid pace. Success depends upon achieving and maintaining a competitive position in the development of products and technologies. Competition from other biotechnology and pharmaceutical companies can be intense. Many competitors have substantially greater research and development capabilities, marketing, financial and managerial resources and experience in the industry. Even if a competitor creates a technology that is not superior, we may not be able to compete with such technology.

We are Uncertain Whether Additional Funding Will Be Available For Our Future Capital Needs and Commitments, and If We Cannot Raise Additional Funding, or Access the Credit Markets, We May Be Unable to Complete Development of Our Product Candidates

We will require substantial funds in addition to our existing working capital to develop our product candidates and otherwise to meet our business objectives. We have never generated sufficient revenue during any period since our inception to cover our expenses and have spent, and expect to continue to spend, substantial funds to continue our research and development and clinical programs. Any one of the following factors, among others, could cause us to require additional funds or otherwise cause our cash requirements in the future to increase materially:

•	results of research and development activities;
•	progress of our preclinical studies or clinical trials;
•	results of clinical trials;
•	changes in or terminations of our relationships with strategic partners;
•	changes in the focus, direction, or costs of our research and development programs;
•	competitive and technological advances;
•	establishment of marketing and sales capabilities;
•	manufacturing;
•	the regulatory approval process; or
•	product launch.

At September 30, 2009, we had cash and cash equivalents and marketable securities of approximately $10 million.   Except as described in this prospectus supplement, we currently have no commitments or arrangements for any financing.  We may continue to seek additional capital through public or private financing or collaborative agreements. Our operations require significant amounts of cash. We may be required to seek additional capital, whether from sales of equity or debt or additional borrowings, for the future growth and development of our business. We can give no assurance as to the availability of such additional capital or, if available, whether it would be on terms acceptable to us. In addition, we may continue to seek capital through the public or private sale of securities, if market conditions are favorable for doing so. If we are successful in raising additional funds through the issuance of equity securities, stockholders will likely experience substantial dilution, or the equity securities may have rights, preferences, or privileges senior to those of the holders of our common stock. If we raise funds through the issuance of debt securities, those securities would have rights, preferences, and privileges senior to those of our common stock. The current credit environment has negatively affected the economy, and we have considered how it might affect our business. Events affecting credit market liquidity could increase borrowing costs or limit availability of funds, and due to the continued adverse trends in the credit market, it may not be possible to refinance our existing credit facility to take advantage of lower interest rates. Moreover, the covenants of our term loan agreement contain provisions that may restrict the debt we may incur in the future. If we are not successful in obtaining sufficient capital because we are unable to access the capital markets at financially economical interest rates, it could reduce our research and development efforts and may materially adversely affect our future growth, results of operations and financial results, and we may be required to curtail significantly, or eliminate at least temporarily, one or more of our drug development programs.

We Must Show the Safety and Efficacy of Our Product Candidates Through Clinical Trials, the Results of Which are Uncertain

Before obtaining regulatory approvals for the commercial sale of our products, we must demonstrate, through preclinical studies (animal testing) and clinical trials (human testing), that our proposed products are safe and effective for use in each target indication. Testing of our product candidates will be required, and failure can occur at any stage of testing. Clinical trials may not demonstrate sufficient safety and efficacy to obtain the required regulatory approvals or result in marketable products. The failure to adequately demonstrate the safety and efficacy of a product under development could delay or prevent regulatory approval of the potential product.

Clinical trials for the product candidates we are developing may be delayed by many factors, including that potential patients for testing are limited in number. The failure of any clinical trials to meet applicable regulatory standards could cause such trials to be delayed or terminated, which could further delay the commercialization of any of our product candidates. Newly emerging safety risks observed in animal or human studies also can result in delays of ongoing or proposed clinical trials. Any such delays will increase our product development costs. If such delays are significant, they could negatively affect our financial results and the commercial prospects for our products.

The Independent Clinical Investigators and Contract Research Organizations That We Rely Upon to Assist in the Conduct of Our Clinical Trials May Not Be Diligent, Careful or Timely, and May Make Mistakes, in the Conduct of Our Trials

We depend on independent clinical investigators and contract research organizations, or CROs, to assist in the conduct of our clinical trials under their agreements with us. The investigators are not our employees, and we cannot control the amount or timing of resources that they devote to our programs. If independent investigators fail to devote sufficient time and resources to our drug development programs, or if their performance is substandard, it will delay the approval of our FDA applications and our introduction of new drugs. The CROs we contract with to assist with the execution of our clinical trials play a significant role in the conduct of the trials and the subsequent collection and analysis of data. Failure of the CROs to meet their obligations could adversely affect clinical development of our products.

The Success of Our Business Depends Upon the Members of Our Senior Management Team, Our Scientific Staff and Our Ability to Continue to Attract and Retain Qualified Scientific, Technical and Business Personnel

We are dependent on the principal members of our reconstituted senior management team and scientific staff for our business success. The loss of any of these people could impede the achievement of our development and business objectives. We do not carry key man life insurance on the lives of any of our key personnel. There is intense competition for human resources, including management, in the scientific fields in which we operate and there can be no assurance that we will be able to attract and retain qualified personnel necessary for the successful development of our product candidates, and any expansion into areas and activities requiring additional expertise. In addition, there can be no assurance that such personnel or resources will be available when needed. In addition, we rely on a significant number of consultants to assist us in formulating our research and development strategy and other business activities. All of our consultants may have commitments to, or advisory or consulting agreements with, other entities that may limit their availability to us.

We May Need New Collaborative Partners to Further Develop and Commercialize Products, and if We Enter Into Such Arrangements, We May Give Up Control Over the Development and Approval Process and Decrease our Potential Revenue

We plan to develop and commercialize our product candidates both with and without corporate alliances and partners. Nonetheless, we intend to explore opportunities for new corporate alliances and partners to help us develop, commercialize and market our product candidates. We expect to grant to our partners certain rights to commercialize any products developed under these agreements, and we may rely on our partners to conduct research and development efforts and clinical trials on, obtain regulatory approvals for, and manufacture and market any products licensed to them. Each individual partner will seek to control the amount and timing of resources devoted to these activities generally. We anticipate obtaining revenues from our strategic partners under such relationships in the form of research and development payments and payments upon achievement of certain milestones. Since we generally expect to obtain a royalty for sales or a percentage of profits of products licensed to third parties, our revenues may be less than if we retained all commercialization rights and marketed products directly. In addition, there is a risk that our corporate partners will pursue alternative technologies or develop competitive products as a means for developing treatments for the diseases targeted by our programs.

We may not be successful in establishing any collaborative arrangements. Even if we do establish such collaborations, we may not successfully commercialize any products under or derive any revenues from these arrangements. Our strategy also involves entering into multiple, concurrent strategic alliances to pursue commercialization of our core technologies. There is a risk that we will be unable to manage simultaneous programs successfully. With respect to existing and potential future strategic alliances and collaborative arrangements, we will depend on the expertise and dedication of sufficient resources by these outside parties to develop, manufacture, or market products. If a strategic alliance or collaborative partner fails to develop or commercialize a product to which it has rights, we may not recognize any revenues on that particular product.

We Have No Current Manufacturing or Marketing Capacity and Rely on Only One Supplier For Some of Our Products

We do not expect to manufacture or market products in the near term, but we may try to do so in certain cases. We do not currently have the capacity to manufacture or market products and we have limited experience in these activities. If we elect to perform these functions, we will be required to either develop these capacities, or contract with others to perform some or all of these tasks. We may be dependent to a significant extent on corporate partners, licensees, or other entities for manufacturing and marketing of products. If we engage directly in manufacturing or marketing, we will require substantial additional funds and personnel and will be required to comply with extensive regulations. We may be unable to develop or contract for these capacities when required to do so in connection with our business.

We depend on our third-party manufacturers to perform their obligations effectively and on a timely basis. These third parties may not meet their obligations and any such non-performance may delay clinical development or submission of products for regulatory approval, or otherwise impair our competitive position. Any significant problem experienced by one of our suppliers could result in a delay or interruption in the supply of materials to us until such supplier resolves the problem or an alternative source of supply is located. Any delay or interruption would likely lead to a delay or interruption of manufacturing operations, which could negatively affect our operations. Although we have identified alternative suppliers for our product candidates, we have not entered into contractual or other arrangements with them. If we needed to use an alternate supplier for any product, we would experience delays while we negotiated an agreement with them for the manufacture of such product. In addition, we may be unable to negotiate manufacturing terms with a new supplier that are as favorable as the terms we have with our current suppliers.

Problems with any manufacturing processes could result in product defects, which could require us to delay shipment of products or recall products previously shipped. In addition, any prolonged interruption in the operations of the manufacturing facilities of one of our sole-source suppliers could result in the cancellation of shipments. A number of factors could cause interruptions, including equipment malfunctions or failures, or damage to a facility due to natural disasters or otherwise. Because our manufacturing processes are or are expected to be highly complex and subject to a lengthy FDA approval process, alternative qualified production capacity may not be available on a timely basis or at all. Difficulties or delays in our manufacturing could increase our costs and damage our reputation.

The manufacture of pharmaceutical products can be an expensive, time consuming, and complex process. Manufacturers often encounter difficulties in scaling-up production of new products, including quality control and assurance and shortages of personnel. Delays in formulation and scale-up to commercial quantities could result in additional expense and delays in our clinical trials, regulatory submissions, and commercialization.

Failure of Manufacturing Facilities Producing Our Product Candidates to Maintain Regulatory Approval Could Delay or Otherwise Hinder Our Ability to Market Our Product Candidates

Any manufacturer of our product candidates will be subject to applicable Good Manufacturing Practices (GMP) prescribed by the FDA or other rules and regulations prescribed by foreign regulatory authorities. We and any of our collaborators may be unable to enter into or maintain relationships either domestically or abroad with manufacturers whose facilities and procedures comply or will continue to comply with GMP and who are able to produce our small molecules in accordance with applicable regulatory standards. Failure by a manufacturer of our products to comply with GMP could result in significant time delays or our inability to obtain marketing approval or, should we have market approval, for such approval to continue. Changes in our manufacturers could require new product testing and facility compliance inspections. In the United States, failure to comply with GMP or other applicable legal requirements can lead to federal seizure of violated products, injunctive actions brought by the federal government, inability to export product, and potential criminal and civil liability on the part of a company and its officers and employees.

Manufacturing Our Product Candidates May Not Be Commercially Feasible

The manufacturing processes for all of the small molecules we are developing have not yet been tested at commercial levels, and it may not be possible to manufacture these materials in a cost-effective manner.

We Depend on Patents and Other Proprietary Rights, Some of Which are Uncertain

Our success will depend in part on our ability to obtain patents for our products, both in the United States and abroad. The patent position of biotechnology and pharmaceutical companies in general is highly uncertain and involves complex legal and factual questions. Risks that relate to patenting our products include the following:

•	our failure to obtain additional patents;
•	challenge, invalidation, or circumvention of patents already issued to us;
•	failure of the rights granted under our patents to provide sufficient protection;
•	independent development of similar products by third parties; or
•	ability of third parties to design around patents issued to our collaborators or us.

Our potential products may conflict with composition, method, and use of patents that have been or may be granted to competitors, universities or others. As the biotechnology industry expands and more patents are issued, the risk increases that our potential products may give rise to claims that may infringe the patents of others. Such other persons could bring legal actions against us claiming damages and seeking to enjoin clinical testing, manufacturing and marketing of the affected products. Any such litigation could result in substantial cost to us and diversion of effort by our management and technical personnel. If any of these actions are successful, in addition to any potential liability for damages, we could be required to obtain a license in order to continue to manufacture or market the affected products. We may not prevail in any action and any license required under any needed patent might not be made available on acceptable terms, if at all.

We are a party to license agreements that require us to make milestone payments upon attainment of certain regulatory milestones. Failure to meet such milestones could result in the loss of certain rights to compounds covered under such license agreements.

We also rely on trade secret protection for our confidential and proprietary information. However, trade secrets are difficult to protect and others may independently develop substantially equivalent proprietary information and techniques and gain access to our trade secrets and disclose our technology. We may be unable to meaningfully protect our rights to unpatented trade secrets. We require our employees to complete confidentiality training that specifically addresses trade secrets. All employees, consultants, and advisors are required to execute a confidentiality agreement when beginning an employment or a consulting relationship with us. The agreements generally provide that all trade secrets and inventions conceived by the individual and all confidential information developed or made known to the individual during the term of the relationship automatically become our exclusive property. Employees and consultants must keep such information confidential and may not disclose such information to third parties except in specified circumstances. However, these agreements may not provide meaningful protection for our proprietary information in the event of unauthorized use or disclosure of such information.

To the extent that consultants, key employees, or other third parties apply technological information independently developed by them or by others to our proposed projects, disputes may arise as to the proprietary rights to such information. Any such disputes may not be resolved in our favor. Certain of our consultants are employed by or have consulting agreements with other companies and any inventions discovered by them generally will not become our property.

Our Potential Products Are Subject to Government Regulatory Requirements and an Extensive Approval Process

Our research, development, preclinical and clinical trials, manufacturing, and marketing of most of our product candidates are subject to an extensive regulatory approval process by the FDA and other regulatory agencies in the United States and abroad. The process of obtaining FDA and other required regulatory approvals for drug and biologic products, including required preclinical and clinical testing, is time consuming and expensive. Even after spending time and money, we may not receive regulatory approvals for clinical testing or for the manufacturing or marketing of any products. Our collaborators or we may encounter significant delays or costs in the effort to secure necessary approvals or licenses. Even if we obtain regulatory clearance for a product, that product will be subject to continuing review. Later discovery of previously unknown defects or failure to comply with the applicable regulatory requirements may result in restrictions on a product’s marketing or withdrawal of the product from the market, as well as possible civil or criminal penalties.

Potential Products May Subject Us to Product Liability for Which Insurance May Not Be Available

The use of our potential products in clinical trials and the marketing of any pharmaceutical products may expose us to product liability claims. We have obtained a level of liability insurance coverage that we believe is adequate in scope and coverage for our current stage of development. However, our present insurance coverage may not be adequate to protect us from liabilities we might incur. In addition, our existing coverage will not be adequate as we further develop products and, in the future, adequate insurance coverage and indemnification by collaborative partners may not be available in sufficient amounts or at a reasonable cost. If a product liability claim or series of claims are brought against us for uninsured liabilities, or in excess of our insurance coverage, the payment of such liabilities could have a negative effect on our business and financial condition.

We Acquired Miikana in 2006 in a Strategic Transaction and May Engage in Other Strategic Transactions, Which Could Negatively Affect Our Business and Earnings

In January 2006, we acquired Miikana Therapeutics, Inc., a clinical-stage biopharmaceutical company. In 2010, we may consider strategic and other corporate transactions as opportunities present themselves.  There are risks associated with such activities. These risks include, among others, incorrectly assessing the quality of a prospective strategic partner, encountering greater than anticipated costs in integration, being unable to profitably deploy assets acquired in the transaction, such as drug candidates, possible dilution to our stockholders, and the loss of key employees due to changes in management. Further, strategic transactions may place additional constraints on our resources by diverting the attention of our management from our business operations. Our newly constituted senior management team does not have substantial experience with acquisitions. To the extent we issue securities in connection with additional transactions, these transactions and related issuances may have a dilutive effect on earnings per share and our ownership. Our earnings, financial condition, and prospects after an acquisition depend in part on our ability to successfully integrate the operations of the acquired business or technologies. We may be unable to integrate operations successfully or to achieve expected cost savings. Any cost savings which are realized may be offset by losses in revenues or other charges to earnings.

Risks Related to our Common Stock and the Offering

The Price of our Common Stock has Been and is Likely to Continue to be Volatile, and Your Investment Could Suffer a Decline in Value

Market prices for our common stock and the securities of certain other biotechnology and biopharmaceutical companies have been highly volatile and may continue to be highly volatile in the future. Our common stock has been, and is likely to be, highly volatile and could be subject to wide fluctuations in price in response to various factors, many of which are beyond our control, including:

•	the timing and the results from our clinical trial programs;
•	FDA or other federal or state regulatory actions;
•	failure of any of our product candidates, if approved, to achieve commercial success;
•	announcements of clinical trial results or new product introductions by our competitors;
•	market conditions in the pharmaceutical, biopharmaceutical and biotechnology sectors;
•	developments concerning our or our competitors’ intellectual property rights;
•	litigation or public concern about the safety of our product candidates;
•	deviations in our business and the trading price of our common stock from the estimates of securities analysts; and
•	additions or departures of key personnel.

Moreover, the stock market in general may experience extreme price and volume fluctuations that are  unrelated and disproportionate to the operating performance of companies.   As a result of such volatility, you could lose all or part of your investment.

Class action litigation has often been instituted against companies whose securities have experienced periods of volatility in market price. Any such litigation brought against us could result in substantial costs and a diversion of management’s attention and resources, which could hurt our business, operating results and financial condition.

Investors in This Offering will Experience Immediate and Substantial Dilution

The public offering price of our common stock is substantially higher than the net tangible book value per share of our common stock. Therefore, if you purchase shares of our common stock in this offering, you will incur immediate and substantial dilution in the pro forma net tangible book value per share of common stock from the price per share that you pay for the common stock. See “Dilution.”

We May Require Additional Capital in the Future, Which May Not be Available to Us on Favorable Terms.  Issuances of our Equity Securities to Provide This Capital May Dilute Your Ownership in Us

We may need to raise additional funds through public or private debt or equity financings in order to:

•	take advantage of expansion opportunities;
•	acquire complementary businesses or technologies;
•	develop new services and products; or
•	respond to competitive pressures.

Any additional capital raised through the issuance of our equity securities may dilute your percentage ownership interest in us.   Furthermore, any additional financing we may need may not be available on terms favorable to us or at all. The unavailability of needed financing could adversely affect our ability to execute our growth strategy.

Sales of Substantial Amounts of our Common Stock or the Perception That Such Sales May Occur Could Cause the Market Price of Our Common Stock to Drop Significantly, Even if Our Business is Performing Well

The market price of our common stock could decline as a result of sales by, or the perceived possibility of sales by, our existing stockholders of shares of our common stock in the market after this offering. These sales might also make it more difficult for us to sell equity securities at a time and price that we deem appropriate, or at all.  In addition, we have filed resale shelf registration statements to register shares of our common stock that may be sold by certain of our stockholders, which may increase the likelihood of sales, or the perception of an increased likelihood of sales, by our existing stockholders of shares of our common stock.

We Will have Broad Discretion in How We Use the Proceeds of This Offering, and We May Not Use These Proceeds Effectively, Which Could Affect Our Results of Operations and Cause our Stock Price to Decline

We will have considerable discretion in the application of the net proceeds of this offering. We currently intend to use the net proceeds of this offering to fund our research and development programs and their related costs, including conducting clinical trials of our product candidates, as well as possibly commercial launch preparation. However, our management has broad discretion over how these proceeds are used and could spend the proceeds in ways with which you may not agree. We may not invest the proceeds of this offering effectively or in a manner that yields a favorable or any return, and consequently, this could result in financial losses that could have a material and adverse effect on our business, cause the price of our common stock to decline or delay the development of our product candidates.

Because We Do Not Expect to Pay Dividends in the Foreseeable Future, You Must Rely on the Possibility of Stock Appreciation for any Return on Your Investment

We have paid no cash dividends on any of our capital stock to date, and we currently intend to retain our future earnings, if any, to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future, and payment of cash dividends, if any, will also depend on our financial condition, results of operations, capital requirements and other factors and will be at the discretion of our board of directors. Furthermore, we are subject to various laws and regulations that may restrict our ability to pay dividends and we may in the future become subject to contractual restrictions on, or prohibitions against, the payment of dividends. Accordingly, the success of your investment in our common stock will likely depend entirely upon any future appreciation. There is no guarantee that our common stock will appreciate in value after the offering or even maintain the price at which you purchased your shares, therefore, you may not realize a return on your investment in our common stock and you may lose your entire investment in our common stock.

Special Note Regarding Forward-Looking Statements

This prospectus supplement contains and incorporates by reference certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements that are not descriptions of historical facts are forward-looking statements. These statements can generally be identified by the use of forward-looking terminology such as “believes,” “expects,” “intends,” “may,” “will,” “should,” or “anticipates” or similar terminology. These forward-looking statements include, among others, statements regarding the timing of our clinical trials, our cash position and future expenses, and our future revenues.

Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and we assume no duty to update forward-looking statements.  New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in this prospectus supplement under the heading “Risk Factors”; development of our products is at an early stage and is uncertain; we have a history of operating losses and anticipate future losses; the volatility of our common stock; the possibility that we may be delisted from the NASDAQ Capital Market; our ability to continue as a going concern if we are unable to secure additional financing, whether by entering into strategic partnerships, out-licensing products, monetizing our royalty stream or selling equity or debt securities; the failure to consummate a transaction to monetize the royalty stream for any reason, including our inability to obtain the required third-party consents; declines in actual sales of Thalomid® resulting in reduced revenues; the continuing deterioration of the credit and capital markets and the effect on our ability to raise capital on favorable terms; restrictions imposed by our loan agreement; intense competition and rapid technological change in the biopharmaceutical industry; uncertainties relating to our patent and proprietary rights; uncertainties relating to clinical trials, including delays of the commencement of such trials; government regulation and uncertainties of obtaining regulatory approval on a timely basis or at all; and risks relating to the commercialization, if any, of the Company’s proposed products (such as marketing, safety, regulatory, patent, product liability, supply, competition and other risks).  You are encouraged to review the Risk Factors included in this prospectus supplement.

Use of Proceeds

We estimate that the net proceeds we will receive from this offering will be approximately $2.3 million after deducting the placement agents’ fees and other estimated offering related expenses, and assuming that we sell the maximum number of shares offered hereby.

We will retain broad discretion over the use of the net proceeds from the sale of our common stock offered hereby.  We currently anticipate using the net proceeds from this offering for general corporate purposes, including support for our continuing research and development of our product candidates, including ENMD-2076, commercialization activities, business development activities, and, if opportunities arise, acquisitions of businesses, products, technologies or licenses that are complementary to our business, although we have no current plans, commitments or agreements with respect to any acquisitions as of the date of this prospectus.

The timing and amount of our actual expenditures will be based on many factors, including progress in, and the costs of, our research and development programs, including our clinical trials, our ability to identify collaborators for our product candidates, our ability to negotiate and enter into definitive agreements with any such collaborators and the amount and timing of revenues, if any, from future collaborations. We therefore cannot estimate the amount of net proceeds to be used for all of the purposes described above. Until we use the net proceeds of this offering for the above purposes, we intend to invest the funds in short-term, investment grade, interest-bearing securities. We cannot predict whether the proceeds invested will yield a favorable return.

Dilution

Our net tangible book value on September 30, 2009 was approximately $(304,000), or approximately $(.003) per share of common stock.  Net tangible book value per share is determined by dividing our net tangible book value, which consists of tangible assets less total liabilities, by the number of shares of common stock outstanding on that date. Without taking into account any other changes in our net tangible book value after September 30, 2009, other than to give effect to our receipt of the estimated net proceeds from the sale of 3,125,000 shares of common stock at an offering price of $0.80 per share, less the placement agent fees and our estimated offering expenses, our net tangible book value as of September 30, 2009, after giving effect to the items above, would have been approximately $1,996,423, or $0.022 per share.  This represents an immediate increase in net tangible book value of $0.025 per share of common stock to our existing stockholders and an immediate dilution in net tangible book value of $0.778 per share of common stock to purchasers of shares of common stock in this offering.

The following table illustrates this per share dilution:

Public offering price per share of common stock		$0.80
Net tangible book value per share as of September 30, 2009	$0.003
Increase in net tangible book value per share attributable to this offering	$0.025
Pro forma net tangible book value per share as of September 30, 2009, after giving effect to this offering		$0.022
Dilution per share to investors in this offering		$0.778

The above table is based on 91,780,518 shares of our common stock outstanding as of September 30, 2009 (as adjusted for 3,125,000 shares of common stock to be issued in this offering) and excludes, as of September 30, 2009:

•	16,675,000 shares of common stock issuable upon the conversion of our outstanding Series A Convertible Preferred Stock;

•	Approximately 7,835,524 shares of common stock issuable upon the exercise of warrants outstanding prior to this offering;

•	Approximately 7,756,245 shares of common stock issuable upon the exercise of stock options outstanding prior to this offering under our equity incentive plans; and

•	Approximately 2,522,553 shares of common stock available for future grants under our 2001 Long Term Incentive Plan.

To the extent that any of these options or warrants are exercised, new options are issued under our equity incentive plans or we otherwise issue additional shares of common stock in the future, there will be further dilution to the new investors.

Description of Securities We Are Offering

Common Stock

                The material terms and provisions of our common stock are described under the caption “Description of Securities—Capital Stock” starting on page 6 of the accompanying prospectus.

Plan of Distribution

Pursuant to a placement agency agreement dated January 8, 2010, we have engaged Wharton Capital Markets LLC to act as our exclusive placement agent in connection with an offering of our shares of common stock pursuant to this prospectus supplement and accompanying prospectus.  Under the terms of the placement agency agreement, the placement agent has agreed to be our exclusive placement agent, on a best efforts basis, in connection with the issuance and sale by us of our shares of common stock in a proposed takedown from our shelf registration statement.  The terms of any such offering will be subject to market conditions and negotiations between us, the placement agent and prospective purchasers.   The placement agency agreement does not give rise to any commitment by the placement agent to purchase any of our shares of common stock, and the placement agent will have no authority to bind us by virtue of the placement agency agreement.  Further, the placement agent does not guarantee that it will be able to raise new capital in any prospective offering.

We have entered into a securities purchase agreement directly with a single institutional investor in connection with this offering, and we will only sell to any further investors who have first entered into a securities purchase agreement with us.

We will deliver the shares of common stock being issued to the purchasers electronically upon receipt of purchaser funds for the purchase of the shares of our common stock offered pursuant to this prospectus supplement.    We expect to deliver the shares of our common stock being offered pursuant to this prospectus supplement on or about January 11, 2010.

We have agreed to pay the placement agent an aggregate fee equal to 6% of the gross proceeds from the sale of the shares in this offering.  We have also agreed to reimburse the placement agent for expenses incurred by it in connection with this offering in an amount not in excess of $10,000.

Under no circumstances will the fee, commission or discount received by the placement agent or any other member of the Financial Institutions Regulatory Authority, or FINRA, or independent broker-dealer exceed 8% of the gross proceeds to us in this offering or any other offering in the United States pursuant to this prospectus supplement and the accompanying prospectus.

We have agreed to indemnify the placement agent against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and to contribute to payments that the placement agent may be required to make in respect of such liabilities.

The placement agency agreement with Wharton Capital Markets LLC will be included as an exhibit to a Current Report on Form 8-K that we will file with the SEC and that will be incorporated by reference into the registration statement of which this prospectus supplement forms a part.

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it might be deemed to be underwriting discounts or commissions under the Securities Act.  As an underwriter, the placement agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act.  These rules and regulations may limit the timing of purchases and sales of shares of common stock and warrants by the placement agent acting as principal.  Under these rules and regulations, the placement agent:

●	may not engage in any stabilization activity in connection with our securities; and
●
may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

                The estimated offering expenses payable by us, in addition to the aggregate fee of $150,000 due to the placement agent, are approximately $50,000, which includes the expenses of the placement agent, legal and filing costs, and various other fees associated with registering the securities and listing the common stock.  After deducting certain fees due to the placement agent and our estimated offering expenses, we expect the net proceeds from this offering to be approximately $2.3 million.

The transfer agent for our common stock is American Stock Transfer & Trust Co.

                Our common stock is traded on The NASDAQ Capital Market under the symbol “ENMD.”

The purchase price per share was determined based on negotiations with the investor and discussions with the placement agent.

Legal Matters

The validity of the issuance of the securities offered hereby has been passed upon by Arnold & Porter LLP, Washington, D.C.

Experts

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008, and management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2008, as set forth in their reports, which are incorporated by reference in this prospectus supplement and elsewhere in the registration statement. Our financial statements and management’s assessment are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

Where You Can Find More Information

We have filed with the SEC a registration statement under the Securities Act that registers the distribution of the securities offered under this prospectus supplement. The registration statement, including the attached exhibits and schedules and the information incorporated by reference, contains additional relevant information about us and the securities. The rules and regulations of the SEC allow us to omit from this prospectus supplement certain information included in the registration statement.

In addition, we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy this information and the registration statement at the SEC public reference room located at Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549.  Please call the Commission at 1-800-SEC-0330 for more information about the operation of the public reference room.

In addition, the SEC maintains an Internet World Wide Web site that contains reports, proxy statements and other information about issuers of securities, like us, who file such material electronically with the SEC. The address of that web site is http://www.sec.gov. We also maintain a web site at http://www.entremed.com, which provides additional information about our company.  The material on our website is not a part of this prospectus supplement or the accompanying prospectus.

Incorporation of Certain Information by Reference

The SEC allows us to incorporate by reference the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement. These documents may include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as Proxy Statements.  Any documents that we subsequently file with the SEC will automatically update and replace the information previously filed with the SEC.  Thus, for example, in the case of a conflict or inconsistency between information set forth in this prospectus supplement and information incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed later.

This prospectus supplement incorporates by reference the documents listed below that we previously have filed with the SEC and any additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus supplement and the termination of the offering of the securities. These documents contain important information about us.

1.	Our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Commission on March 13, 2009.

2.	Our Definitive Proxy Statement on Schedule 14A, filed April 29, 2009.

3.
Our Quarterly Report on Form 10-Q: for the quarter ended March 31, 2009, filed May 6, 2009; for the quarter ended June 30, 2009, filed August 6, 2009; and for the quarter ended September 30, 2009, filed November 16, 2009.

4.	The Current Reports on Form 8-K, filed on February 2, 2009 and December 15, 2009.

5.
The description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A filed under the Exchange Act on May 14, 1996, including any amendment or report filed for the purpose of updating such description.

You can obtain a copy of any or all of the documents incorporated by reference in this prospectus supplement (other than an exhibit to a document unless that exhibit is specifically incorporated by reference into that document) from the SEC on its web site at http://www.sec.gov. You also can obtain these documents from us without charge by visiting our web site at http://www.entremed.com or by requesting them in writing, by email or by telephone at the following address:

Ginny Dunn
Associate Director
Corporate Communications & Investor Relations
EntreMed, Inc.
9640 Medical Center Drive
Rockville, Maryland 20850
(240) 864-2600
ginnyd@entremed.com

We have authorized no one to provide you with any information that differs from that contained in this prospectus supplement or the accompanying prospectus. Accordingly, you should not rely on any information that is not contained in this prospectus supplement or accompanying prospectus.

PROSPECTUS
ENTREMED, INC.
$30,000,000
Common Stock
Preferred Stock
Warrants to Purchase Common Stock
Warrants to Purchase Preferred Stock
     We may offer and sell from time to time shares of common stock, shares of preferred stock or warrants to purchase shares of common stock or shares of preferred stock either individually or in units. We may also offer common stock upon conversion of preferred stock or common stock or preferred stock upon the exercise of warrants. We may sell any combination of the above described securities, either individually or in units, in one or more offerings in amounts, at prices and on terms determined at the time of the offering. We refer to the shares of common stock, shares of preferred stock, warrants to purchase shares of common stock or shares of preferred stock and units collectively as the “securities.”
     This prospectus provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add information or update information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the documents incorporated by reference and described under the heading “Where You Can Find More Information” before you make your investment decision.
     We will sell the securities to underwriters or dealers, through agents or dealers, or directly to investors.
     An investment in the securities offered under this prospectus involves a high degree of risk. You should carefully consider the risk factors described in the applicable prospectus supplement and certain of our filings with the Securities and Exchange Commission, as described under “Risk Factors ” on page 3.
     The aggregate market value of our outstanding common stock held by non-affiliates is $36,963,146, based on 87,776,144 shares of outstanding common stock, of which 77,006,555 are held by non-affiliates, and a per share price of $0.48 based on the closing sale price of our common stock on July 17, 2009. We have not offered any securities pursuant to General Instruction I.B.6. of Form S-3 during the prior 12 calendar month period that ends on and includes the date of this prospectus.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 9, 2009.

TABLE OF CONTENTS
About This Prospectus
     This prospectus is part of a “shelf” registration statement we filed with the Securities and Exchange Commission, or the SEC. By using a shelf registration statement, we may offer to sell any one or more or a combination of the securities described in this prospectus from time to time for an aggregate offering price of up to $30,000,000.
     You should rely only on the information contained in or specifically incorporated by reference into this prospectus or a prospectus supplement. No dealer, sales person, agent or other individual has been authorized to give any information or to make any representations not contained in this prospectus. If given or made, such information or representations must not be relied upon as having been authorized by us.
     This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation.
     The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of securities. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this prospectus or in our affairs since the date of this prospectus.
Special Note Regarding Forward-Looking Statements
          This report contains certain forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements also may be included in other statements that we make. All statements that are not descriptions of historical facts are forward-looking statements. These statements can generally be identified by the use of forward-looking terminology such as “believes,” “expects,” “intends,” “may,” “will,” “should,” or “anticipates” or similar terminology. These forward-looking statements include, among others, statements regarding the timing of our clinical trials, our cash position and future expenses, and our future revenues.

     Our forward-looking statements are based on information available to us today, and we will not update these statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable as of the date thereof, actual results could differ materially from those currently anticipated due to a number of factors, including risks relating to: the early stage of our product candidates under development operating losses and anticipated future losses; the volatility of our common stock; the possibility that we may be delisted from the Nasdaq Capital Market; the continuing deterioration of the credit and capital markets and the effect on our ability to raise capital; restrictions imposed by our loan agreement; intense competition and rapid technological change in the biopharmaceutical industry; uncertainties relating to our patent and proprietary rights; uncertainties relating to clinical trials: estimated clinical trial commencement date; government regulation; and uncertainties of obtaining regulatory approval on a timely basis or at all. Additional information about the factors and risks that could affect our business, financial condition and results of operations, are contained in our filings with the U.S. Securities and Exchange Commission (SEC), which are available at www.sec.gov.
About EntreMed, Inc.
     We are a clinical-stage pharmaceutical company developing a new generation of multi-mechanism drugs for the treatment of cancer and inflammatory diseases. Currently, we are focused on developing our primary program, ENMD-2076, an Aurora A and angiogenic kinase inhibitor for the treatment of cancer. ENMD-2076 is currently in Phase 1 studies in advanced cancers and multiple myeloma. Our other therapeutic candidates include MKC-1, an oral cell-cycle inhibitor with activity against the mTOR pathway currently in multiple Phase 2 clinical trials for cancer, and ENMD-1198, a novel antimitotic agent currently in Phase 1 studies in advanced cancers. We also have an approved Investigational New Drug Application (IND) for the use of Panzem ® in rheumatoid arthritis (RA) treatment. All of our candidates are multi-mechanism drugs that target disease cells and the blood vessels that nourish them, which we believe can be developed to be safe and convenient, and provide the potential for improved patient outcomes.
     Our goal is to develop and commercialize therapeutics based on our scientific expertise in angiogenesis, cell cycle regulation and inflammation — processes vital to the progression of cancer and other diseases. Our three clinical product candidates for oncology are based on these mechanisms.
     Our principal offices are located at 9640 Medical Center Drive, Rockville, Maryland 20850, and our telephone number is (240) 864-2600. Our website is www.entremed.com. The information on our web site is not deemed to be part of this prospectus.
Risk Factors
     An investment in our securities involves a high degree of risk. Before you decide whether to purchase any of our securities, in addition to the other information in this prospectus and the accompanying prospectus supplement, you should carefully consider the risk factors set forth under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference into this prospectus, as the same may be updated from time to time by our future filings under the Securities Exchange Act of 1934, as amended, or the Securities Exchange Act. For more information, see the section entitled “Incorporation by Reference.” The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also affect our business operations. To the extent that a particular offering implicates additional significant risks, we will include a discussion of those risks in the applicable prospectus supplement.
Use of Proceeds
     Except as may be otherwise set forth in the prospectus supplement accompanying this prospectus, we will use the net proceeds we receive from sales of the securities offered hereby for general corporate purposes, including support for our continuing research and development, commercialization activities, business development activities, and, if opportunities arise, acquisitions of businesses, products, technologies or licenses that are complementary to our business, although we have no current plans, commitments or agreements with respect to any acquisitions as of the date of this prospectus.
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends
     We did not record earnings or pay any preferred stock dividends during the years ended December 31, 2004, 2005, 2006, 2007, 2008 and for the six months ended June 30, 2009. Accordingly, we are unable to disclose a ratio of earnings to combined fixed charges and preferred stock dividends.
Plan of Distribution
     We may sell the securities offered through this prospectus in any one or more of the following ways:
•	directly to investors or purchasers;

•	to investors through agents;

•	directly to agents;

•	to or through brokers or dealers;

•	to the public through underwriting syndicates led by one or more managing underwriters;

•	to one or more underwriters acting alone for resale to investors or to the public;

•	through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction; and

•	through a combination of any such methods of sale.
     Securities may also be issued upon exercise of warrants. We reserve the right to sell securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so.
     The securities may be distributed at a fixed price or prices, which may be changed; market prices prevailing at the time of sale; prices related to the prevailing market prices; or negotiated prices.
     The prospectus supplement will, where applicable:
•	describe the terms of the offering;

•	identify any underwriters, dealers or agents;

•	identify any managing underwriter or underwriters;

•	provide purchase price of the securities;

•	the net proceeds from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.
Sale Through Underwriters or Dealers
     If underwriters are used in the sale, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.
     If dealers are used in the sale of securities offered through this prospectus, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The prospectus supplement will include the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents
     We may sell the securities offered through this prospectus. In this case, no underwriters or agents would be involved. Such securities may also be sold through agents designated from time to time. The prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.
     We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) with respect to any sale of those securities. The terms of any such sales will be described in the prospectus supplement.
Delayed Delivery Contracts
     If the prospectus supplement indicates, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. Delayed delivery contracts will be subject only to those conditions set forth in each applicable prospectus supplement, and each prospectus supplement will set forth any commissions we pay for solicitation of these contracts.
“At the Market” Offerings
     We may from time to time engage a firm to act as our agent for one or more offerings of our securities. We sometimes refer to this agent as our “offering agent.” If we reach agreement with an offering agent with respect to a specific offering, including the number of securities and any minimum price below which sales may not be made, than the offering agent will try to sell such securities on the agreed terms. The offering agent could make sales in privately negotiated transactions or any other method permitted by law, including sales deemed to be an “at the market” offering as defined in Rule 415 promulgated under the Securities Act, including sales made directly on the The Nasdaq Capital Market, or sales made to or through a market maker other than on an exchange. The offering agent will be deemed to be an “underwriter” within the meaning of the Securities Act with respect to any sales effected through an “at the market” offering.
Market Making, Stabilization and Other Transactions
     Unless the applicable prospectus supplement states otherwise, each series of offered securities will be a new issue and will have no established trading market. We may elect to list any series of offered securities on an exchange. Any underwriters that we use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.
     To the extent permitted by and in accordance with Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in connection with an offering an underwriter may engage in over-allotments, stabilizing transactions, short covering transactions and penalty bids. Over-allotments involve sales in excess of the offering size, which creates a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would be otherwise. If commenced, the underwriters may discontinue any of the activities at any time.
     To the extent permitted by and in accordance with Regulation M under the Exchange Act, any underwriters who are qualified market makers on the Nasdaq Capital Market may engage in passive market making transactions in the securities on the Nasdaq Capital Market during the business day prior to the pricing of an offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.
Derivative Transactions and Hedging
     We, the underwriters or other agents may engage in derivative transactions involving the securities. These derivatives may consist of short sale transactions and other hedging activities. The underwriters or agents may acquire a long or short position in the securities, hold or resell securities acquired and purchase options or futures on the securities and other derivative instruments with returns linked to or related to changes in the price of the securities. In order to facilitate these derivative transactions, we may enter into security lending or repurchase agreements with the underwriters or agents. The underwriters or agents may effect the derivative transactions through sales of the securities to the public, including short sales, or by lending the securities in order to facilitate short sale transactions by others. The underwriters or agents may also use the securities purchased or borrowed from us or others (or, in the case of derivatives, securities received from us in settlement of those derivatives) to directly or indirectly settle sales of the securities or close out any related open borrowings of the securities.

General Information; Offering Limitations
     Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business. No securities may be sold under this prospectus without delivery, in paper format, in electronic format on the Internet, or both, of the applicable prospectus supplement describing the method and terms of the offering.
     Pursuant to the SEC rules governing the primary offering of securities on Form S-3 and as a result of our current public float as of the date of this Registration Statement, provided that we otherwise eligible to use Form S-3, we are limited to issue and sell, pursuant to this Registration Statement, a number of shares equivalent to the value of one-third of our public float in the 12-month period immediately prior to , and including, any such sale. If our public float exceeds $75 million at any time subsequent to the effective date of this Registration Statement, we will no longer be subject to the one-third limitation with respect to future sales.
Dilution
     We will set forth in a prospectus supplement the following information regarding any material dilution of the equity interests of investors purchasing securities in an offering under this prospectus:
•	the net tangible book value per share of our equity securities before and after the offering;

•	the amount of the increase in such net tangible book value per share attributable to the cash payments made by purchasers in the offering; and

•	the amount of the immediate dilution from the public offering price which will be absorbed by such purchasers.
The Securities We May Offer
     The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplement, summarize the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement. If we so indicate in a prospectus supplement, the terms of the securities may revise, amend, modify or supersede the terms we have summarized below. We will also include in the prospectus supplement information, where applicable, about material United States federal income tax considerations relating to the securities, and the securities exchange or market, if any, on which the securities will be listed or quoted.
     We may sell from time to time, in one or more offerings, one or more of the following securities:
•	common stock;

•	preferred stock;

•	warrants to purchase common stock;

•	warrants to purchase preferred stock; and

•	units.
     These securities may be offered and sold from time to time for an aggregate offering price not to exceed $30,000,000.
     This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.
Description of Common Stock
          The following summary of the terms of our common stock is subject to and qualified in its entirety by reference to our certificate of incorporation and by-laws, each as amended to date, copies of which are on file with the SEC as exhibits to previous SEC filings. Please see “Where You Can Find More Information” below for directions on obtaining these documents.
          As of July 17, 2009, we had 175,000,000 shares of common stock authorized, of which 88,651,143 shares were outstanding. All of our outstanding common shares are fully paid and non-assessable. Any additional common shares that we issue will be fully paid and non-assessable.

General
     Holders of our common stock are entitled to one vote per share on matters on which our stockholders vote. There are no cumulative voting rights. Holders of our common stock are entitled to receive proportionally any dividends declared by our board of directors, out of funds that we may legally use to pay dividends. In the event of our liquidation or dissolution, holders of our common stock are entitled to share ratably in all assets remaining after payment of all debts and other liabilities, subject to the prior rights of holders of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights.
     Since our initial public offering in 1996, we have not paid cash dividends on our common stock. We currently anticipate that any earnings will be retained for the continued development of our business and we do not anticipate paying any cash dividends on our common stock in the foreseeable future.
Transfer Agent and Registrar
     The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.
Nasdaq Capital Market
     Our common stock is listed for quotation on the Nasdaq Capital Market under the symbol “ENMD.”
Description of Preferred Stock
     As of July 17, 2009, we had 3,350,000 shares of 6% Series A Convertible Preferred Stock (“Series A Preferred”) issued and outstanding. Each share of Series A Preferred is convertible into five shares of common stock at an initial conversion price of $1.00 per share, subject to change for certain dilutive events.
      Our Series A Preferred ranks, with respect to rights to the payment of dividends and the distribution of assets in the event of our liquidation, dissolution or winding up, senior to our common stock and to any other class or series of our capital stock that we may issue in the future, unless the holders of the Series A Preferred approve the issuance of more senior securities. Our Series A Preferred accumulates dividends at a rate of 6% and will participate in dividends declared and paid on the common stock, if any. All accumulated dividends must be paid before any dividends may be declared or paid on the Common Stock. We have granted certain participation rights to purchase securities sold by us to the holder of our Series A Preferred.
     Under Delaware law and our certificate of incorporation, our board of directors is authorized, without shareholder approval, to issue shares of preferred stock from time to time in one or more series. Our board of directors may fix the rights, preferences, privileges and restrictions of this stock. Some of the rights, preferences and privileges that our board of directors may designate include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and sinking fund terms. Our board of directors may determine the number of shares constituting any series or the designation of such series. Any or all of the rights, preferences and privileges selected by the board of directors may be greater than the rights of the common stock.
     If we offer a specific series of preferred stock under this prospectus, we will describe the terms of the preferred stock in the applicable prospectus supplement and will file a copy of the certificate of designation establishing the terms of the preferred stock with the SEC. To the extent required or applicable, this description will include:
•	the title and stated value;

•	the number of shares offered, the liquidation preference per share and the offering price;

•	the dividend rate(s), period(s) and/or payment date(s), or method(s) of calculation for such dividends;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends accumulate;

•	the provisions for any sinking fund, if any;

•	the provisions for redemption, if any;

•	any listing of the preferred stock on any securities exchange or market;

•	whether preferred stock will be convertible into or exchangeable for our common stock or other of our securities, and, if applicable, the conversion or exchange price (or how it will be calculated) and conversion or exchange period;

•	voting rights, if any;

•	if appropriate, a discussion of any applicable U.S. federal income tax considerations;

•	the relative ranking and preference of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and

•	any other specific terms, preferences, rights, limitations or restrictions.
     The transfer agent and registrar for any class or series of preferred stock will be set forth in the applicable prospectus supplement.
Description of Warrants
     We may issue warrants to purchase shares of common stock or shares of preferred stock. The warrants may be issued independently or together with any other securities and may be attached to or separate from the other securities. Further terms of the warrants will be set forth in the applicable prospectus supplement.
     The applicable prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered, including, where applicable, the following:
•	the title of the warrants;

•	the aggregate number of the warrants;

•	the price or prices at which the warrants will be issued and the currency in which the price for the warrants may be paid;

•	the designation, terms and number of shares of common stock purchasable upon exercise of such warrants;

•	the designation and terms of the shares of common stock with which such warrants are issued and the number of such warrants issued with such shares;

•	the date on and after which such warrants and the related common stock will be separately transferable, including any limitations on ownership and transfer of such warrants;

•	provisions for changes to or adjustments in the exercise price of the warrants;

•	the price at which each share of common stock purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	the minimum or maximum amount of such warrants which may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	a discussion of certain material U.S. federal income tax consequences; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.
Description of Units
     The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the units that we may offer under this prospectus and any related unit agreements and unit certificates. While the terms summarized below will apply generally to any units that we may offer, we will describe the particular terms of any series of units in more detail in the applicable prospectus supplement. If we indicate in the prospectus supplement, the terms of any units offered under that prospectus supplement may differ from the terms described below.
     We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, any form of unit agreement that describes the terms of the series of units we are offering, and any supplemental agreements, before the issuance of the related series of units. The following summaries of material terms and provisions of the units are subject to, and qualified in their entirety by reference to, all the provisions of such unit agreements and any supplemental agreements applicable to a particular series of units. We urge you to read the applicable prospectus supplements related to the particular series of units that we may offer under this prospectus and the complete unit agreement and any supplemental agreements that contain the terms of the units.
     We may issue, in one more series, units comprised of shares of our common stock or preferred stock and warrants to purchase common stock or preferred or any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.
     We may evidence units by unit certificates that we issue under a separate agreement. We may issue the units under a unit agreement between us and one or more unit agents. If we elect to enter into a unit agreement with a unit agent, the unit agent will act solely as our agent in connection with the units and will not assume any obligation or relationship of agency or trust for or with any registered holders of units or beneficial owners of units. We will indicate the name and address and other information regarding the unit agent in the applicable prospectus supplement relating to a particular series of units if we elect to use a unit agent.
     We will describe in the applicable prospectus supplement the terms of the series of units being offered, including:
•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions of the governing unit agreement that differ from those described below; and

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.
     The other provisions regarding our common stock, preferred stock and warrants as described in this section will apply to each unit to the extent such unit consists of shares of our common stock and preferred stock and warrants to purchase our common stock.
Certain Provisions of Our Certificate of Incorporation, Our Bylaws and Delaware Law
     The following paragraphs summarize certain provisions of the Delaware General Corporation Law and our Certificate of Incorporation and Bylaws. The summary does not purport to be complete and is subject to and qualified in its entirety by reference to the Delaware General Corporation Law and to our Certificate of Incorporation and Bylaws, copies of which are on file with the SEC.
Section 203 of the Delaware General Corporation Law
     We are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an “interested stockholder” is a person who, together with affiliates and employees, owns or, within three years prior, did own 15% or more of the corporation’s voting stock.
Undesignated Preferred Stock
     Our certificate of incorporation authorizes our board of directors, without further stockholder action, to provide for the issuance of up to a total of 5,000,000 shares of preferred stock, in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series of the designation of such series, without further vote or action by the stockholders. The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue one or more series of preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our company. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.
Staggered Board of Directors
     Our board of directors is divided into three classes, the members of each of which will serve for a staggered three-year term. Our shareholders may elect only one-third of the directors each year; therefore, it is more difficult for a third party to gain control of our board of directors than if our board was not staggered.
Stockholder Meetings
     Our bylaws provide that a special meeting of stockholders may be called only by the chairman of the board after the receipt of a written request of a majority of our board of directors.
Voting Rights
     Each of our outstanding common shares as of the applicable record date is entitled to one vote in each matter submitted to a vote at a meeting of stockholders and, in all elections for directors, every stockholder has the right to vote the number of shares owned by it for as many persons as there are directors to be elected, provided directors are elected according to our articles of incorporation and by-laws. Our stockholders may vote either in person or by proxy.

     The holders of Series A preferred stock have the right to one vote for each share of common stock into which their shares of Series A Preferred could then be converted. Holders of Series A Preferred have full voting rights, are entitled to notice of any stockholders’ meeting, and are treated for all purposes, and entitled to vote, with holders of the common stock as a single class.
Requirements for Advance Notification of Stockholder Nominations and Proposals
     Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.
Amendment of Bylaws
     Any amendment of our bylaws by our stockholders requires approval at a meeting at which a quorum is present by vote of a majority of the number of shares of stock entitled to vote present in person or by proxy at such meeting. Our bylaws may also be amended, changed, added to or repealed by our board of directors without the assent or vote of our stockholders.
Legal Matters
     The validity of the issuance of the securities offered by this prospectus has been passed upon for us by Arnold & Porter LLP, Washington, DC. Certain legal matters will be passed upon for any agents or underwriters by counsel for such agents or underwriters identified in the applicable prospectus supplement.
Experts
     Ernst & Young LLP, our independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008, and the effectiveness of our internal control over financial reporting as of December 31, 2008, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and our management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008 are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.
Where You Can Find More Information
     This prospectus is part of a registration statement that we filed with the SEC. The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities offered by this prospectus.
     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our public filings, including reports, proxy and information statements, are also available on the SEC’s web site at http://www.sec.gov. We maintain a website at www.entremed.com. The information contained on our website is not incorporated by reference in this prospectus and any accompanying prospectus supplement, and you should not consider it a part of this prospectus and any accompanying prospectus supplement.
Incorporation of Certain Documents By Reference
     The SEC allows us to “incorporate by reference” information from other documents that we file with them, which means that we can disclose important information by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus the documents listed below, and any future filings (other than the portions thereof deemed to be “furnished” to the SEC pursuant to Item 2.02, Item 7.01 or Item 9.01 of Current Report on Form 8-K) we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until we have sold all of the securities to which this prospectus relates or the offering is otherwise terminated, including any such filing prior to the effectiveness of this registration statement:
•	our annual report on Form 10-K for the year ended December 31, 2008, filed with the SEC on March 13, 2009;

•	our quarterly report on Form 10-Q for the period ending March 31, 2009, filed with the SEC on May 6, 2009;

•	our quarterly report on Form 10-Q for the period ending June 30, 2009, filed with the SEC on August 6, 2009;

•	our Current Reports on Form 8-K filed on February 2, 2009; March 12, 2009; and May 6, 2009 (excluding any information furnished in such reports under Item 2.02 or Item 9.01)

•	our definitive Proxy Statement on Schedule 14A, filed on April 29, 2009; and

•	the description of our common stock contained in our registration statement on Form 8-A filed under Section 12(g) of the Exchange Act with the SEC on May 14, 1996, including any amendment or report filed for the purpose of updating such description.
     To the extent that any statement in this prospectus is inconsistent with any statement that is incorporated by reference and that was made on or before the date of this prospectus, the statement in this prospectus shall supersede such incorporated statement. The incorporated statement shall not be deemed, except as modified or superseded, to constitute a part of this prospectus or the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of each contract or document filed as an exhibit to the registration statement.
     We will furnish without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request, a copy of any or all of the information that has been incorporated into this prospectus by reference (except exhibits, unless they are specifically incorporated into this prospectus by reference) but not delivered with this prospectus. You should direct any requests for copies to:
Ginny Dunn
Associate Director
Corporate Communications and Investor Relations
EntreMed, Inc.
9640 Medical Center Drive
Rockville, Maryland 20850
(240) 864-2600
ginnyd@entremed.com